Exhibit 33.3

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC
REGULATION AB SERVICING CRITERIA

Union Bank, N.A. (the “Bank”), a wholly-owned subsidiary of UnionBanCal Corporation, provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.  Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform:  The retail installment contracts for World Financial Network Credit Card Master Note Trust (the “Platform”).

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria:  1122(d) 1(i), 1(ii), 1(iii), 1(iv), 2(i), 2(iii), 2(iv), 2(v), 2(vi), 2(vii), 3(i), 3(ii), 3(iv), 4(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix), 4(x), 4(xi), 4(xii), 4(xiii), 4(xiv), and (4xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period:  As of December 31, 2013 and for the period from January 1, 2013 to December 31, 2013 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

     1.  The Bank is responsible for assessing its compliance with the Applicable Servicing Criteria.

     2.  The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period.  In performing this assessment, management has used the criteria set by the
          Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

     3.  The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all
          material respects.

Deloitte and Touche LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

UNION BANK, N.A.

By:  /s/ David Ursa
David Ursa
Senior Vice President

By: /s/ Valerie Crain
Valerie Crain
Vice President and Manager
February 24, 2014